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                                   EX-99.B.4.7

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to amend and restate the following:

Section 3.01. Net Purchase Payment(s) - Delete the last paragraph and replace it with the following:

     During any calendar year, Aetna may be told to change the investment mix twelve times. Should Aetna allow additional changes, each may be subject to a fee of up to $10.

Section 3.08. Transfer of Current Value from the Funds - Delete the last paragraph and replace it with the following:

     Twelve transfers of Current Value (excluding transfers from the GA Account at the end of a Guaranteed Term) can be made during a calendar year period. Should Aetna allow additional transfers, each may be subject to a fee of up to $10.

Endorsed and made a part of this Contract effective May 1, 1989.

                                      /s/ Thomas J. McInerney




                                      President
                                      Aetna Life Insurance and Annuity Company